UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Commission File Number: 0-11936
Date of Report (Date of earliest event reported): March 23, 2006
LAFARGE NORTH AMERICA INC.
Incorporated in Maryland
12950 Worldgate Drive, Suite 500
Herndon, Virginia 20170
(703) 480-3600
I.R.S. Employer Identification No. 58-1290226
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 23, 2006, we entered into indemnification agreements with each of our directors who serve on the special committee previously appointed by our Board of Directors to review, evaluate, make recommendations to stockholders and to respond to, or take other actions as appropriate with respect to, the tender offer commenced by Lafarge S.A. on February 21, 2006 for the shares of our common stock not owned by Lafarge S.A. and its subsidiaries. On that date, we also entered into indemnification agreements with Philippe R. Rollier, Eric C. Olsen, Peter L. Keeley and James W. Bachmann. These agreements require us to indemnify the directors and officers and advance related expenses to the maximum extent permitted by Maryland law. To that end, the agreements provide each director and officer the contractual right (a) to indemnification with respect to proceedings arising by reason of his or her service to us, (b) to apply to a court of competent jurisdiction to order that we indemnify the director or officer under certain circumstances and (c) to indemnification for and advance of expenses arising in connection with proceedings arising by reason of his or her service to us. Each agreement also sets forth procedures to determine the director’s or officer’s entitlement to indemnification under the agreement and remedies of the director or officer if we do not provide the indemnification or advance of expenses called for by the agreement. Finally, each agreement provides that the director’s or officer’s right to indemnification and advance of expenses under the agreement is not exclusive of any other similar rights to which he or she may at any time be entitled and requires us to use reasonable best efforts to acquire and maintain appropriate directors and officers liability insurance. A copy of the form of the indemnification agreements referred to above is attached as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits
                         10.1 Form of Indemnification Agreement between Lafarge North America Inc. and certain directors and officers.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LAFARGE NORTH AMERICA INC.
By:	/s/ Eric C. Olsen
Eric C. Olsen
Executive Vice President and Chief Financial Officer

Date: March 23, 2006